EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 13, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financing reporting, which appears in Alcoa Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
January 14, 2015